Exhibit 3.19(a)
Filed in the Department of
State on [ILLEGIBLE]
/s/ [ILLEGIBLE]
Secretary of the Commonwealth
2652435
ARTICLES OF INCORPORATION
OF
DOLLAR FINANCIAL INSURANCE CORP.
          FIRST: The name of the corporation is: DOLLAR FINANCIAL INSURANCE CORP.
          SECOND: The address of its registered office is:
(a)	1436 Lancaster Avenue Berwyn, PA 19312 County of Chester
          THIRD: The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988.
          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is:
(a)	100 (One Hundred) shares of Common Stock, $.01 (One Cent) par value.
          FIFTH: The nature of the business or purposes to be conducted or promoted are:
(a)	To have unlimited power to engage in any lawful act or activity for which corporations may be organized under Pennsylvania Business Corporation Law of 1988, including without limitation:
(i)	To engage in the business of insurance; and

(ii)	To act as an insurance agent.
          SIXTH: The name and mailing address of the incorporator is:
(a)	Bonnie S. Sander 12th Floor Packard Bullding 15th and Chestnut Streets Philadelphia, PA 19102
          SEVENTH: Shareholders shall not have the right to cumulate their shares in voting for the election of directors.
          [ILLEGIBLE]

     IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this 17th day of August, 1995.

/s/ Bonnie S. Sander
Bonnie S. Sander, (SEAL)
Incorporator